Exhibit (d)(13)

Nathaniel S. Turner V

c/o Allen & Company LLC

711 5th Avenue

New York, NY 10022

January 20, 2021

CPV Investments VI, LLC

c/o Cohen Private Ventures

55 Hudson Yards

New York, NY 10001

Re:	Back-to-Back Commitment Letter

Reference is made to (a) that certain Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (such agreement, as may be further amended, restated, supplemented or otherwise modified from time to time, the “A&R Merger Agreement”), by and among Cards Parent LP, a Delaware limited partnership (“Parent”), Cards Acquisition Inc., a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub”), and Collectors Universe, Inc., a Delaware corporation (the “Company”), (b) that certain Equity Commitment Letter, dated as of November 30, 2020 and amended as of the date hereof (such agreement, as may be further amended, restated, supplemented or otherwise modified from time to time, the “Equity Commitment Letter”), by and between CPV Investments VI, LLC (the “Direct Committing Party”) and Parent, pursuant to which the Direct Committing Party is committing to contribute to Parent, at the Closing, subject to the terms and conditions thereof, an aggregate amount set forth therein (the “Equity Commitment”), (c) that certain limited guarantee, dated as of November 30, 2020 (such agreement, as may be amended, restated, supplemented or otherwise modified from time to time, the “Limited Guarantee”), in favor of the Company, pursuant to which the Direct Committing Party is guaranteeing to the Company the full and prompt payment, if and when due, of 27.4% of (i) the Parent Termination Fee, (ii) any Enforcement Costs and (iii) any Reimbursement Obligations (the “Guaranteed Obligations”), (d) that certain Back-to-Back Commitment Letter, dated as of November 30, 2020 (the “Back-to-Back Letter”), by and between the Direct Committing Party and Nathaniel S. Turner V (together with his permitted assigns, the “Indirect Committing Party”), pursuant to which the Indirect Committing Party committed to contribute, subject to the terms and conditions thereof, towards the Equity Commitment and the Guaranteed Obligations that the Direct Committing Party becomes obligated to pay, directly or indirectly, in connection with the Transactions and (e) that certain Amended and Restated Interim Investors’ Agreement, dated as of the date hereof (such agreement, as may be further amended, restated, supplemented or otherwise modified from time to time, the “A&R Interim Investors’ Agreement”), by and among Parent, Cards Parent GP LLC, a Delaware limited liability company and the general partner of Parent, Cards Holding Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, Merger Sub, the Direct Committing Party, the Indirect Committing Party and certain other investors party thereto. Unless the context otherwise requires or as otherwise specified herein, capitalized terms used but not defined herein have the respective meanings ascribed to them in the A&R Merger Agreement.

1. The Direct Committing Party and the Indirect Committing Party hereby agree as follows:

a. Funding Commitments – Indirect Contribution Amount. The Indirect Contribution Amount set forth in Section 1(a) of the Back-to-Back Letter is hereby amended to be $30,334,175.17 (instead of, for the avoidance of doubt, $25 million).

2. Funding. Notwithstanding anything to the contrary in Section 3 of the Back-to-Back Letter, the Indirect Committing Party shall, in connection with the entry into this amendment, within two (2) Business Days of the date hereof, fund the excess of (a) the Indirect Contribution Amount (as amended pursuant to Section 1(a) above) over (b) the aggregate amount previously funded by the Indirect Committing Party. All such amounts shall be funded into the Funding Account.

3. No Other Changes. Except as herein expressly provided herein, each and every term, condition, warranty and provision of the Back-to-Back Letter shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the parties hereto. In the event of any conflict between the provisions of the Back-to-Back Letter and the provisions of this amendment, the provisions of this amendment shall control.

4. Miscellaneous. Each of the parties hereto hereby irrevocably and unconditionally agrees that Sections 5 through 17 of the Back-to-Back Commitment Letter of the Back-to-Back Letter is amended hereby) are incorporated herein mutatis mutandis.

[Signature Pages Follow]

Please do not hesitate to contact me if you would like to discuss our commitment to this transaction.

Sincerely,

NATHANIEL S. TURNER V

By:	/s/ Nathaniel S. Turner V
Name: Nathaniel S. Turner V

Agreed to and accepted:

CPV INVESTMENTS VI, LLC

/s/ Andrew B. Cohen
Andrew B. Cohen
Authorized Signatory

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